LICENSE AGREEMENT

This agreement ("Agreement") is made by and between **Advanced Bioethanol Technologies, Inc.** A wholly owned subsidiary of UTEK Corporation, a Florida corporation having an address at 202 South Wheeler Street, Plant City, Florida 33563 ("LICENSEE") and Virginia Tech Intellectual Properties, Inc., a non-profit organization having an address at 1872 Pratt Drive, Suite 1625, Blacksburg, Virginia 24060 ("VTIP").

This Agreement is effective on the date of the last signature ("Effective Date").

RECITALS

WHEREAS, the inventions disclosed in VTIP Disclosure No. 02.126 and titled " Bioethanol Production From Cotton Gin Waste and Recycled Paper Sludge" ("Invention"), were made in the course of research at Virginia Tech by Dr. Foster Agblevor (hereinafter, the "Inventor") and are covered by Patent Rights as defined below;

WHEREAS, VTIP acknowledges that Advanced Bioethanol Technologies, Inc. intends to be acquired immediately after the execution of this LICENSE AGREEMENT by Xethanol Corporation, a New York corporation having an address at 360 West 22nd Street New York, NY 10011 .

WHEREAS, the Inventors are employees of Virginia Tech, and they are obligated to assign all of their right, title and interest in the Invention to Virginia Tech;

WHEREAS, Virginia Tech has assigned all of their right, title and interest in the Invention to VTIP;

WHEREAS, LICENSEE entered into a Confidential Disclosure Agreement with VTIP, effective 5/13/04 ("CDA"), for the purpose of evaluating the Invention;

WHEREAS, VTIP is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from VTIP for commercial development, use, and sale of the Invention, and VTIP is willing to grant such rights; and

WHEREAS, LICENSEE understands that VTIP may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1 "Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2 "Combination Product" means any product which is a Licensed Product and contains other products(s) or product component(s) that (i) does not use Invention, Technology or Patent Rights; (ii) the sale, use or import by itself does not contribute to the infringement of Patent Rights; (iii) can be sold separately by LICENSEE, its Sublicensee or an Affiliate; and (v) enhances the market price of the final product(s) sold used or imported by LICENSEE, its Sublicensee, or an Affiliate.

1.3 "Field" means **all fields relating to fermentation of waste feedstocks.**

1.4 "Licensed Method" means any method that uses Technology or any part thereof, or is covered by Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.5. "Licensed Product" means any composition or product that uses Technology, or any part thereof, or is covered by the claims of Patent Rights, or that is produced by the Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by VTIP herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.6 "Net Sales" means the total of the gross invoice prices of Licensed Products sold by LICENSEE, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to LICENSEE because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.7 "Patent Costs" means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.8 "Patent Rights" shall mean all of the following VTIP intellectual property:

a) patents issuing from VTIP Disclosure Number 02.126, and any reissues, reexaminations, or extensions, continuations, divisionals, and all foreign applications and patents of any of the foregoing.

1.12 “Sublicensee” means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.13 “Territory” means worldwide.

1.14 “Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the twenty-first (21st) anniversary of Effective Date.

1.15 “Technology” means the following VTIP intellectual property:

a) Patent Rights, as defined above.

b) Any and all copyrights, mask works, trademarks, service marks, trade dress, trade secrets, confidential information, proprietary information or know-how pertaining to Invention.

ARTICLE 2. GRANTS

2.1 **License.** Subject to the limitations set forth in this Agreement, VTIP hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

The license granted herein is exclusive and VTIP shall not grant to third parties a further license under Patent Rights or to use Technology in the Field, within the Territory and during the Term.

2.2 **Sublicense.**

(a) The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicenses to third parties during the Term but only for as long the license is exclusive.

(b) With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(1) not receive, or agree to receive, anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of VTIP;

(2) to the extent applicable, include all of the rights of and obligations due to VTIP (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

(3) promptly provide VTIP with a copy of each sublicense issued; and

(4) collect and guarantee payment of all payments due, directly or indirectly, to VTIP from Sublicensees and summarize and deliver all reports due, directly or indirectly, to VTIP from Sublicensees.

(c) Upon termination of this Agreement for any reason, VTIP, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to VTIP any and all sublicenses.

2.3 **Reservation of Rights.** VTIP reserves the right to:

(a) use the Invention, Technology and Patent Rights for educational and research purposes;

(b) publish or otherwise disseminate any information about the Invention and Technology at any time;

(c) allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational and non-commercial research purposes in their facilities; and

(d) require LICENSEE to sublicense to a third party the Invention, Technology and Patent Rights in any field of no commercial interest to LICENSEE.

ARTICLE 3. CONSIDERATIONS

3.1 **Fees and Royalties.** The parties hereto understand that the fees and royalties payable by LICENSEE to VTIP under this Agreement are partial considerations for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay VTIP:

(a) a **license issue fee** of Twenty Five Thousand Dollars ($25,000) within 14 days of the execution of this Agreement. If this payment is not received within 14 days, this Agreement is null and void;

(d) an **Earned Royalty**

(1) of three percent (3%) on Net Sales of equipment that uses the Licensed Method by LICENSEE and/or its Affiliate(s); and

(2) of one quarter of one percent (1/4 %) on Net Sales of Ethanol or other fermentation product.

(e) fifty percent (50%) of all **sublicense fees** received by LICENSEE from its Sublicensees that are not earned royalties;

(f) on each and every **sublicense royalty** payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, the higher of (1) fifty percent (50%) of the royalties received by LICENSEE; or (2) royalties based on at least fifty percent (50%) the royalty rate in Paragraph 3.1(d) as applied to Net Sales of Sublicensee;

(g) The LICENSEE will pay "**Minimum Annual Royalty**" as defined in the table below. Such Minimum Annual Royalties will be considered as a credit toward earned royalties due for the applicable calendar year and the royalty reports shall reflect the use of such credit.

Year	Minimum Royalty Payment
1st	$ 0
2nd	$ 0
3rd	$ 7,500
4th	$ 15,000
5th & each year thereafter until the end of the license term	$ 30,000

3.2 All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to VTIP as noted in Paragraph 10.1

3.3 **Patent Costs.** LICENSEE shall reimburse future (on or after the Effective Date) Patent Costs plus a fifteen percent (15%) patent service fee within thirty (30) days following receipt by LICENSEE of an itemized invoice from VTIP.

3.4 **Due Diligence.**

(a) LICENSEE shall:

(1) diligently proceed with the development, manufacture and sale of Licensed Products;

(2) LICENSEE shall plan to annually spend not less than One Hundred Thousand US Dollars (US$100,000) for the development of Licensed Products during the first five years of this Agreement. LICENSEE may, at its sole option, fund the research of any one of the Inventors and credit the amount of such funding actually paid to VTIP against its obligation under this paragraph;

(3) market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Product's;

(4) reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(5) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

(6) provide a full and detailed business development / commercialization plan to VTIP within 6 months of execution of this license.

(b) If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.4(a)(1)-(6), then VTIP shall have the right and option upon thirty (30) days written notice to either terminate this Agreement or change LICENSEE's exclusive license to a nonexclusive license unless LICENSEE begins to diligently cure any breach and such breach is cured within thirty (30) days of receipt of the notice. This right, if exercised by VTIP, supersedes the rights granted in Article 2.

ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1 **Reports.**

(a) **Progress Reports.**

(1) Beginning January 1, 2005 and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall submit to VTIP semi-annual progress reports covering LICENSEE's (and Affiliate's and Sublicensee's) activities to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products; and summary of resources (dollar value) spent in the reporting period.

(2) LICENSEE shall also report to VTIP, in its immediately subsequent progress report, the date of first commercial sale of a Licensed Product in each country.

(b) **Royalty Reports.** After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to VTIP quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall

cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar quarter and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.11, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2) the number of each type of Licensed Product sold;

(3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(4) the method used to calculate the royalties; and

(5) the exchange rates used.

If no sales of Licensed Products have been made and no sublicense revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2 **Records & Audits.**

(a) LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b) All records shall be available during normal business hours for inspection at the expense of VTIP by VTIP's Internal Audit Department or by a Certified Public Accountant selected by VTIP and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to VTIP any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to VTIP had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to VTIP up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3 **Payments.**

(a) All fees and royalties due VTIP shall be paid in United States dollars and all checks shall be made payable to VTIP. When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the

currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b) Royalty Payments.

(1) Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(2) LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(3) Royalties earned on sales occurring or under sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of VTIP tax liability in any particular country may be credited against earned royalties or fees due VTIP for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(4) If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to VTIP into US currency and shall pay VTIP directly from its US sources of fund for as long as the legal restrictions apply.

(5) LICENSEE shall not collect royalties from, or cause to be paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(6) In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c) Late Payments. In the event royalty, reimbursement and/or fee payments are not received by VTIP when due, LICENSEE shall pay to VTIP interest charges at a rate of ten percent (10%) per year on the amount due. Such interest shall be calculated from the date payment was due until actually received by VTIP.

ARTICLE 5. PATENT MATTERS

5.1 **Patent Prosecution and Maintenance.**

(a) Provided that LICENSEE has reimbursed VTIP for Patent Costs pursuant to Paragraph 3.2, VTIP shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. VTIP shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from VTIP, and all patents and patent applications in Patent Rights shall be assigned solely to VTIP.

(b) VTIP shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement at LICENSEE'S cost.

(c) LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. LICENSEE shall prepare all documents for such application, and VTIP shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

d) LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months' written notice to VTIP. VTIP shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. VTIP, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by VTIP as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. The failure of LICENSEE to pay any such fee or costs within thirty (30) days of receipt of an invoice for same shall cause LICENSEE to automatically, without further action by VTIP, to lose all rights in the jurisdiction for which fees or costs were due.

5.2 **Patent Infringement.**

(a) If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform VTIP and provide VTIP with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b) LICENSEE may request VTIP to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include

reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE's request, VTIP shall elect to or not to commence suit on its own account. VTIP shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if VTIP elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, VTIP may join that suit at its own expense.

(c) Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by VTIP and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall be shared jointly by them in proportion to the share of expense paid by each party.

(d) Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that VTIP may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3 **Patent Marking.** LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1 **Governmental Approval or Registration.** If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify VTIP if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2 **Export Control Laws.** LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

6.3 **Preference for United States Industry.** If LICENSEE sells a Licensed Product or Combination Product in the US, LICENSEE shall manufacture said product substantially in the US.

6.4 **Rights of US Government.** If the technology was developed with funds provided by the United States, this agreement is subject to all applicable laws, regulations, and the terms of any agreements under which funds were provided. This includes any rights of the United States to use the Technology for governmental purposes, any limits on the

place of manufacture of products using the Technology, and any obligations to make products based on the technology available with in a reasonable time. These government rights are set forth at 35 USC paragraph(s) 200-212 and other locations. These provisions are incorporated in this agreement by reference and the exercise of these rights by the United States shall not constitute breach of this agreement.

ARTICLE 7. TERMINATION OF THE AGREEMENT

7.1 **Termination by VTIP.** If LICENSEE fails to perform or violates any term of this Agreement, then VTIP may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within thirty (30) days of the Notice of Default, VTIP may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of VTIP.

7.2 **Termination by LICENSEE.**

(a) LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a ninety (90) day written notice to VTIP. Said notice shall state LICENSEE's reason for terminating this Agreement.

(b) Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to VTIP or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of VTIP arising under this Agreement prior to termination.

7.3 **Survival on Termination.** The following Paragraphs and Articles shall survive the termination of this Agreement:

(a) Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b) Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c) Paragraph 8.2 (Indemnification);

(d) Article 9 (USE OF NAMES AND TRADEMARKS);

(e) Paragraph 10.2 hereof (Secrecy); and

(f) Paragraph 10.5 (Failure to Perform).

7.4 Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1 **Limited Warranty.**

(a) VTIP warrants that it has the lawful right to grant this license.

(b) The license granted herein and the associated Technology are provided "AS IS WITH ALL FAULTS", AND THE ENTIRE RISK AS TO SATISFACTORY QUALITY, PERFORMANCE, ACCURACY, AND EFFORT IS WITH THE LICENSEE. IN ASSITION, VTIP DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OE IMPLIEDM INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. VTIP makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c) In no event shall VTIP be liable for any consequential, special, exemplary, punitive or incidental damages even if it has been advised of the possibility of such damages resulting from this Agreement or the exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d) Nothing in this Agreement shall be construed as:

(1) a warranty or representation by VTIP as to the validity or scope of any Patent Rights;

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(4) conferring by implication, estoppel or otherwise any license or rights under any patents of VTIP other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights;

(5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(6) an obligation to update Technology.

(e) LICENSEE agrees that VTIP's liability in connection with the Invention, Technology and Patent Rights, whether arising in contract, negligence, strict liability, tort or otherwise shall not exceed the lesser of (i) the amount paid by LICENSEE to VTIP for the license, or (ii) $10,000.

(f) LICENSEE understands and agrees that VTIP is not engaged, and does not purport to be engaged, in LICENSEE'S business and LICENSEE assumes all responsibilities and obligations with respect to any decision LICENSEE makes or action LICENSEE may take as a result of LICENSEE'S use of the Invention, Technology and Patent Rights. The limitations of warranties, liabilities, and remedies under this Agreement are a reflection of the risks assumed by the parties in order to obtain the Invention, Technology or Patent Rights at the specified license fee. LICENSEE agrees to assume the risk for: (i) all liabilities disclaimed by VTIP contained herein, and (ii) all alleged damages in excess of the amount, if any, of the remedy provided hereunder.

8.2 **Indemnification.**

(a) LICENSEE shall indemnify, hold harmless and defend VTIP, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b) LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1) comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c) LICENSEE shall furnish VTIP with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to VTIP of any modification; (ii) indicate that VTIP has been endorsed as an additional insured under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over

any valid and collectable insurance or program of self-insurance carried or maintained by VTIP.

(d) VTIP shall notify LICENSEE in writing of any claim or suit brought against VTIP in respect of which VTIP intends to invoke the provisions of this Article. LICENSEE shall keep VTIP informed on a current basis of its defense of any claims under this Article.

ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, Virginia Tech Intellectual Properties, Inc. is prohibited, without the express written consent of VTIP.

9.2 VTIP may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, VTIP shall request the Inventors not disclose such terms and conditions to others.

9.3 VTIP may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but VTIP shall not disclose the financial terms of this Agreement to third parties, except where VTIP is required by law to do so.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 **Correspondence.** Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a) on the date of delivery if delivered in person, or

(b) five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Advanced Bioethanol Technologies, Inc.

202 South Wheeler Street

Plant City, Florida 33563

Attention: Joel Edelson, President

If sent to VTIP:

Virginia Tech Intellectual Properties, Inc.
1872 Pratt Drive, Suite 1625
Blacksburg, VA 24060
Attention: Dr Keith Jones

10.2 **Secrecy.**

(a) "Confidential Information" shall mean information, including Technology, relating to the Invention and disclosed by VTIP to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by VTIP and sent to LICENSEE:

(b) LICENSEE shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(3) not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of VTIP, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i) LICENSEE can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE; or

(iii) is lawfully obtained by LICENSEE from sources independent of VTIP; and

(c) The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3 **Assignability.** This Agreement may be assigned by VTIP. This Agreement may not be assigned by LICENSEE except in connection with the sale or other transfer of LICENSEE's entire business or that part of LICENSEE's business to which the license

granted hereby relates. LICENSEE shall give VTIP thirty (30) days' prior notice of such assignment or transfer. Any other assignment of this License Agreement without the prior written consent of the VTIP shall be void. Such written consent shall not be unreasonably withheld or delayed.

10.4 **No Waiver.** No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5 **Failure to Perform.** In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6 **Governing Laws.** THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINIA (and the United Nations Convention on the International Sale of Goods shall specifically not apply), but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application. Any action in connection with this Agreement shall be commenced and maintained only in the United States District Court for the Western District of Virginia, Roanoke Division, or in the state court of competent jurisdiction seated in Montgomery County, Virginia. 10.7 **Force Majeure.** A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

10.8 **Headings.** The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9 **Entire Agreement.** This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10 **Amendments.** No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11 **Severability.** In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

10.12 **Time Limitation on Initiation of actions.** No action, regardless of form, arising out of the subject matter of this Agreement may be brought by LICENSEE more than one (1) year after the cause of action has arisen.

10.13 **Virginia Conflict of Interest.** LICENSEE warrants that every individual with a personal interest in LICENSEE as that term is defined in the Virginia Conflict of Interest Act, has complied with the terms of that act and that no violations of that act shall result from this Agreement.

IN WITNESS WHEREOF, both VTIP and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

[LICENSEE]:

By: Joel Edelson

(Signature)

Name: Joel Edelson

Title: President

Date: 6/25/04

WITNESS:

By: Jennifer A. Willis

(Signature)

Name: Jennifer A. Willis

Date: 6/25/04

VTIP:

By: James B Blair

(Signature)

Name: James B. Blair

Title: President of VTIP

Date: 6/17/04

WITNESS:

By: Debra S. Lucas

(Signature)

Name: DEBRA S. LUCAS

Date: 6-17-04